Exhibit 99.1

SEQUENOM ANNOUNCES PROPOSED PUBLIC OFFERING OF

COMMON STOCK

SAN DIEGO—January 19, 2012—Sequenom, Inc. (NASDAQ: SQNM) today announced that it intends to offer and sell, subject to market and other conditions, shares of its common stock in an underwritten public offering. There can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Jefferies & Company, Inc. is acting as sole book-running manager for the offering.

The securities described above are being offered by Sequenom pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”), which the SEC declared effective on December 21, 2011. A preliminary prospectus supplement related to the offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to this offering, when available, may be obtained from Jefferies & Company, Inc., Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 12th floor, New York, NY 10022, or by telephone at 877-547-6340, or by email at Prospectus_Department@Jefferies.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Sequenom

Sequenom, Inc. (NASDAQ: SQNM) is a life sciences company committed to improving healthcare through revolutionary genetic analysis solutions. Sequenom develops innovative technology, products and diagnostic tests that target and serve discovery and clinical research, and molecular diagnostics markets. The company was founded in 1994 and is headquartered in San Diego, California.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding Sequenom’s expectations with respect to the completion, timing and size of its proposed offering, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with market conditions, the satisfaction of customary closing conditions related to the proposed offering and other risks detailed in Sequenom’s current report on Form 8-K filed with the SEC on January 19, 2012 and other filings. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Sequenom undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

For further information: Marcy Graham, Senior Director, Investor Relations & Corp Comm, Sequenom, Inc., +1-858-202-9028, mgraham@sequenom.com, or Jakob Jakobsen, Media Contact, Chandler Chicco Agency, +1-310-309-1003, jjakobsen@chandlerchiccocompanies.com